Exhibit 99.1

Quarterly statement1

January to September 2018

Munich, 14 November 2018 – The merger between Linde AG and Praxair was successfully completed at the end of October following the antitrust clearance received from the FTC. The exchange offer of Linde plc to Linde AG shareholders was settled at 31 October 2018. 92 percent of the shares have been submitted for exchange. The shares of the new group are listed on both the Frankfurt and New York stock exchanges.

However, the business review set out below for the period January to September 2018 relates solely to The Linde Group on a stand-alone basis.

Group revenue in the nine months to 30 September 2018 fell by 1.7 percent to EUR 13.050 bn (2017: EUR 13.281 bn).2 This was due mainly to exchange rate effects. The first-time application of IFRS 15 also had a negative impact on revenue.

[1]	Certain non-IFRS financial information omitted.
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In the reporting period, the Executive Board of Linde AG decided that it would no longer disclose the business of logistics services provider Gist as a discontinued operation. The figures for the prior-year period have been adjusted accordingly.

At 25.3 percent, the Group operating margin was significantly higher than the figure for the first nine months of 2017 of 23.9 percent. Factors contributing to this improvement included not only the measures introduced as part of the Group-wide efficiency programme LIFT, portfolio optimisation and good macroeconomic conditions, but also the impact of the first-time application of IFRS 15.

Gases Division

In the Gases Division, Linde generated revenue in the first nine months of 2018 of EUR 10.908 bn, which was 3.0 percent below the figure for the prior-year period of EUR 11.244 bn. Operating profit was EUR 3.260 bn, which was 1.7 percent higher than the figure for the first nine months of 2017 of EUR 3.207 bn. At 29.9 percent, the operating margin was well above the figure for the prior-year period of 28.5 percent.

In the EMEA segment, Linde’s largest sales market, the Group generated revenue in the first nine months of 2018 of EUR 4.410 bn, which was 0.5 percent higher than the figure achieved in the first nine months of 2017 of EUR 4.386 bn. On a comparable basis, revenue rose by 3.9 percent. Operating profit was EUR 1.393 bn, an increase of 0.7 percent when compared with the figure for the first nine months of 2017 of EUR 1.383 bn. At 31.6 percent, the operating margin was similar to the figure for the prior-year period of 31.5 percent. The first-time application of IFRS 15 and efficiency improvement measures had a positive impact on the margin. A gain on deconsolidation of around EUR 40 m recognised in the first quarter of 2018 on the sale of its subsidiary Tega – Technische Gase und Gasetechnik GmbH also had a positive impact on the margin. Factors which had a negative impact on the margin were different trends in specific product areas in the various EMEA regions and higher energy and natural gas prices.

In the Asia/Pacific segment, Linde generated revenue in the nine months to 30 September 2018 of EUR 3.212 bn, which was 1.9 percent below the figure for the first nine months of 2017 of EUR 3.273 bn. On a comparable basis, revenue increased by 5.1 percent. At EUR 930 m, operating profit was 1.8 percent above the figure for the prior-year period of EUR 914 m. It should be noted here that in 2017 there was a one-off effect from the sale of assets of EUR 70 m. The operating margin rose to 29.0 percent (2017: 27.9 percent).

In the Americas segment, revenue in the first nine months of 2018 fell by 7.6 percent to EUR 3.437 bn (2017: EUR 3.719 bn). On a comparable basis, revenue rose by 4.4 percent. When compared with the prior-year period, operating profit improved by 3.0 percent to EUR 937 m (2017: EUR 910 m). There was a substantial rise in the operating margin to 27.3 percent (2017: 24.5 percent). It should be noted that factors which had a positive impact on the margin included not only the first-time application of IFRS 15, but also the measures introduced as part of the Group-wide efficiency programme LIFT as well as one-off effects.

Engineering Division

Revenue in the Engineering Division in the nine months to 30 September 2018 rose by 11.2 percent to EUR 2.011 bn (2017: EUR 1.809 bn). Operating profit improved to EUR 205 m (2017: EUR 152 m). At 10.2 percent, the operating margin was significantly higher than the figure for the first nine months of 2017 of 8.4 percent and exceeded the target of around 9 percent which Linde Engineering had set itself for the 2018 financial year. This was due not only to higher earnings from individual plant construction projects, but also to improved capacity utilisation.

The market for international large-scale plant construction remains volatile and subject to intense competition. Nevertheless, the Engineering Division was able to increase its order intake from EUR 1.969 bn in the first nine months of 2017 to EUR 2.943 bn in the first nine months of 2018. The order backlog increased to EUR 4.988 bn (31 December 2017: EUR 4.178 bn).

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